EXHIBIT 2.2


                               FIRST AMENDMENT TO
                            STOCK EXCHANGE AGREEMENT
                          DATED AS OF FEBRUARY 23, 2005

     This First Amendment ("Amendment") is dated for referenced purposes only June 20, 2005, and is by and between ORALABS HOLDING CORP., a Colorado corporation ("OraLabs"), NVC LIGHTING INVESTMENT HOLDINGS LIMITED ("NVC"), and Messrs. Chang-Jiang Wu, Yong-Hong Hu and Gang Du (the "Shareholders").

     WHEREAS, the parties entered into a Stock Exchange Agreement dated as of February 23, 2005, as amended by a Letter Agreement dated March 21, 2005 (collectively, the "Original Agreement"); and

     WHEREAS, the parties wish to amend the Original Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

     1. Except as modified by this Amendment, all provisions of the Original Agreement remain in effect. Capitalized terms used in this Amendment that are not otherwise defined herein, have the same meanings as set forth in the Original Agreement. In the event of a conflict between any provision of this Amendment and any provision of the Original Agreement, the provision of this Amendment will prevail.

     2. NVC has delivered to OraLabs its Consolidated Financial Statements as of December 31, 2004 ("Financial Statements"), including the Report of Independent Registered Public Accounting Firm. The Consolidated Statement of Operations included in the Financial Statements shows Net Income for the year ended December 31, 2004, in the amount of $7,105,027.00.

     3. The parties acknowledge that under Section 1.1 of the Original Agreement, the percentage of shares of OraLabs to be issued to the Shareholders at Closing is 94 percent to the extent that there is more than $7,000,000 of net after tax profits on a consolidated basis for the fiscal year ended December 31, 2004. Accordingly, the parties agree that, unless there is subsequently any restatement of or other revision or adjustment to the Financial Statements that reduces to below $7,000,000.00 the amount of consolidated net after tax profits for the fiscal year ended December 31, 2004, then the number of shares to be issued to the Shareholders will equal 94 percent of the fully diluted, total issued and outstanding shares of common stock of OraLabs upon completion of the Closing. The fully diluted, total issued and outstanding shares of common stock of OraLabs will include the shares currently outstanding plus shares to be issued at or before Closing as provided in the Original Agreement or otherwise.

     4. As a result of delays in delivery of the audited NVC Financial Statements and OraLabs has yet not delivered a fairness opinion from an appropriate source that the terms of this Agreement and the transactions contemplated hereby are fair to the shareholders of OraLabs from a financial standpoint, the parties wish to confirm certain time periods in the Original Agreement to reflect existing circumstances. Accordingly, the following provisions of the Original Agreement are modified:

     o The first sentence of Section 8.1(d) will read as follows: "This Agreement may be terminated by either party if the transaction shall not have been consummated or cleared by the SEC on or before September 30, 2005, which date may be extended for a period not to exceed 45 days if the Proxy Statement or Information Statement shall has been cleared by the SEC on or before September 30, 2005, and which date may only be extended by mutual agreement of the parties in writing."

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     o The final sentence of Section 1.3 will read as follows: "Notwithstanding the foregoing, if this Agreement does not close by September 30, 2005, either party may terminate this Agreement unless that date is extended under Section 8.1(d)."

     o The NVC financial statements for the first quarter of 2005, which were required to be delivered by April 30, 2005 in accordance with the provisions of
Section 2.3(c), must be delivered by June 30, 2005.

     o Under the Letter Agreement, OraLabs was given ten business days after receipt of all requested due diligence information within which to advise NVC of its satisfaction or dissatisfaction with the results of its due diligence investigation, and the right to terminate the Agreement if it is not satisfied with such results. Additional due diligence information was delivered to OraLabs on May 5, 2005, after the April 11, 2005 deadline in the Letter Agreement. OraLabs has advised NVC that it will be presenting follow-up questions with respect to the supplied due diligence materials. Accordingly, the parties agree that OraLabs will continue to have ten business days after it receives the responses to its follow-up due diligence requests within which to advise NVC of its satisfaction or dissatisfaction with the results of the due diligence information, and the right to terminate the Agreement if it is dissatisfied.

     5. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Facsimile and electronic signatures shall be accepted as originals.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

ORALABS HOLDING CORP.                       NVC LIGHTING INVESTMENT HOLDINGS,
                                            LIMITED

By:  /s/ Michael I. Friess                  By:   /s/ Chang-Jiang Wu
   ----------------------------------------      ---------------------
     Michael I. Friess, Authorized Director      Chang-Jiang Wu, President

                                                 /s/ Chang-Jiang Wu
                                                 ---------------------
                                                 Chang-Jiang Wu, Shareholder

                                                 /s/ Yong-Hong Hu
                                                 ---------------------
                                                 Yong-Hong Hu, Shareholder

                                                 /s/ Gang Du
                                                 ---------------------
                                                 Gang Du, Shareholder